Exhibit 99.1

News Release

For Release April 17, 2013

9:00 A.M.

Contact:            Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend Highlights

•                  Second consecutive quarter of net income in excess of $1 million

•                  Continued payment of cash dividend at the recently increased level of $0.05 per common share

•                  Regulatory capital ratios of 10.78% (Tier 1 Leverage) and 18.82% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.65%

•                  Non-performing assets (NPAs) better than peer with ratio of 1.45%

•                  Trailing twelve months organic pure deposit growth of $43.5 million (14.3%) drives cost of deposits down to 44 basis points

•                  Diversified revenue model shows continued strength as non-interest income represents 33% of revenue

Lexington, SC — April 17, 2013  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the first quarter of 2013.  Net income available to common shareholders for the first quarter of 2013 was $1.038 million as compared to $630 thousand in the first quarter of 2012, and as compared to $1.021 million in the fourth quarter of 2012.  Diluted earnings per common share were $0.20 for the first quarter of 2013 as compared to $0.19 for the first quarter of 2012; and also, as compared to $0.19 per common share in the fourth quarter of 2012.

Cash Dividend and Capital

Earlier this year, the company announced an increase in its cash dividend.  Once again, the Board of Directors has approved a cash dividend at this new elevated level for the first quarter of 2013.  The company will pay a $.05 per share dividend to holders of the company’s common stock.  This dividend is payable May 15, 2013, to shareholders of record as of May 1, 2013.

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute.  At March 31, 2013, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.78%, 17.59%, and 18.82%, respectively.  This compares to the same ratios as of March 31, 2012 of 9.77%, 15.69%, and 17.62%, respectively.  Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank were 10.42%, 17.03%, and 18.27%, respectively as of March 31, 2013.  The strength of these capital ratios is a result of the company’s continued earnings and the residual capital retained from the successful common equity offering in 2012.

Further, the company’s ratio of tangible common equity to tangible assets indicates a high quality of capital with a ratio of 8.65% as of March 31, 2013; as compared to 6.20% as of March 31, 2012.  Tangible book value was $10.22 per share as of March 31, 2013; as compared to $11.25 as of March 31, 2012.

Asset Quality

Non-performing assets increased slightly by $291,000 (3.3%) to $9.0 million (1.45% of total assets) at the end of the quarter.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 3.50%.

Trouble debt restructurings, that are still accruing interest, declined during the quarter to $365 thousand from $960 thousand.  Loans past due 30-89 days increased to $3.7 million (1.11% of loans) this quarter.

Net loan charge-offs for the quarter were $237 thousand (0.28% annualized ratio) as compared to the same period in the prior year total of $184 thousand (0.24% annualized ratio).  The company believes that these levels compare very favorably to its peer group average.

It is also noteworthy that classified loans significantly decreased in the quarter to $13.9 million from $17.6 million as of December 31, 2012.  This decrease is primarily the result of an upgrade of one credit relationship due to its improved performance.  The ratio of classified loans plus OREO now stands at 25.69% of total regulatory risk-based capital as of March 31, 2013.

Balance Sheet

As seen below, the company reported great success in growing pure deposits (deposits other than certificates of deposit), while reducing the balances of certificates of deposit, thereby achieving an even lower cost of funding.

				12 Month	12 Month
(Numbers in millions)	3/31/12	12/31/12	3/31/13	$ Variance	% Variance

Total Pure Deposits	$304.3	$319.5	$347.8	$43.5	14.3%
Certificates of Deposit	172.6	155.4	149.3	(23.3)	(13.5)%
Total Deposits	$476.9	$474.9	$497.0	$20.1	4.2%

Customer Cash Management	13.5	15.9	17.2	3.7	27.4%
FHLB Advances	38.9	36.3	36.3	(2.6)	(6.7)%

Total Funding	$529.3	$527.1	550.5	21.2	4.0%

Cost of Funds* (*including demand deposits)	1.14%	0.87%	0.75%		(39 bps )
Cost of Deposits	0.79%	0.55%	0.44%		(35 bps )

Mike Crapps, First Community President and CEO, commented, “Our success in serving our target market of local businesses and professionals is evidenced by the tremendous momentum we have built in the growth of pure deposits.  This success has enabled us to continue to reduce our cost of funds and control our balance sheet size by reducing certificates of deposit.  Certificates of deposit now represent only 30.0% of the total deposits.  As a result of this success, the cost of funds, including non-interest bearing demand deposits, has declined to 0.75% from 1.14% in the first quarter of 2012 and our cost of deposits has declined to 0.44%.”  Mr. Crapps continued, “In addition to this success on the liability side of the balance sheet, we are also pleased to report a second consecutive quarter of growth in our loan portfolio.  While this annualized growth rate of 2.0%

is not as robust as we would like, we are pleased to see some forward momentum as a result of the diligent efforts of our bankers to identify, underwrite, and appropriately price sound loan opportunities”

Net Interest Income/Net Interest Margin

Net interest income was $4.3 million for the first quarter of 2013 which represents a 5.1% decrease over the first quarter of 2012.  The net interest margin, on a tax equivalent basis, was 3.15% for the first quarter of 2013, which represents a decrease from 3.36% during the same period in 2012.  This is primarily due to a decline in loan and investment portfolio yields of more than the reduction in the cost of funds noted above.  Mr. Crapps commented, “This is an industry wide concern and we will work hard to minimize the impact that this interest rate environment has on our margin and net interest income.”

Non-Interest Income

Non-interest income increased significantly by 42.4% to $2.083 million in the first quarter of 2013 as compared to $1.463 million in the first quarter of 2012.  This was driven primarily by continued success in the mortgage line of business with $1.015 million in revenue this quarter as compared to $723 thousand last year’s same period and also by a significant improvement in the financial planning / investment advisory line of business with revenues of $198 thousand this quarter as compared to $147 thousand last year in the same period.

Mr. Crapps commented, “With 33% of our revenues derived from non-interest income sources, the strength of our diversified revenue and earnings model is evident.  On a linked quarter basis, we experienced a reduction of mortgage revenue, which is partially seasonal and partially reflects some slowing of the refinance activity which was so strong in 2012.  We believe that the strengthening of the housing market will lead to more purchase driven production as we move forward.”

Non-Interest Expense

Non-interest expense increased by 4.2% in the first quarter of 2013 as compared to the first quarter of 2012; however, it represented a decrease on a linked quarter basis.  Mr. Crapps commented, “Our salary expense will tend to fluctuate due to the variability in compensation structure related to our non-interest income lines of business.  Also, we are pleased to note the return to a more normalized level of OREO expense following the elevated level reported in the fourth quarter of 2012.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Interest income	$5,283	$5,468	$6,044
Interest expense	1,004	1,183	1,535
Net interest income	4,279	4,285	4,509
Provision for loan losses	150	80	230
Net interest income after provision	4,129	4,205	4,279

Non Interest Income
Deposit service charges	361	403	389
Mortgage origination fees	1,015	1,249	723
Investment advisory fees and non-deposit commissions	198	159	147
Gain on sale of securities	15	88	11
Gain (loss) on sale of other assets	(2)	(81)	50
Other-than-temporary-impairment write-down on securities	—	—	(200)
Fair value adjustment gain (loss)	—	(1)	(33)
Loss on early extinguishment of debt	—	(96)	(121)
Other	496	514	497
	2,083	2,235	1,463
Non Interest Expense
Salaries and employee benefits	2,992	2,973	2,558
Occupancy	346	326	345
Equipment	283	291	287
Marketing and public relations	93	111	186
FDIC assessment	99	100	184
Other real estate expense	112	451	144
Amortization of intangibles	51	51	51
Other	831	799	857
	4,807	5,102	4,612
Income before taxes	1,405	1,338	1,130
Income tax expense	367	317	331
Net income	$1,038	$1,021	$799
Preferred stock dividend, including discount accretion	—	—	169
Net income available to common shareholders	$1,038	$1,021	$630

Primary earnings per common share	$0.20	$0.20	$0.19
Diluted earnings per common share	$0.20	$0.19	$0.19

Average number of shares outstanding basic	5,255,525	5,225,824	3,308,677
Average number shares outstanding diluted	5,292,000	5,261,714	3,329,175
Shares outstanding period end	5,290,452	5,227,300	3,310,572

Return on Average Assets	0.69%	0.67%	0.43%
Return on Average Common Equity	7.72%	7.51%	6.86%
Return on Average Common Tangible Equity	7.82%	7.62%	7.09%
Net Interest Margin	3.09%	3.06%	3.34%
Net Interest Margin (Tax Equivalent)	3.15%	3.12%	3.36%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	March 31,
	2013	2012	2012

Total Assets	$625,855	$602,925	$601,501
Other Short-term Investments (1)	23,758	7,191	14,520
Investment Securities	220,604	205,972	202,699
Loans held for sale	4,238	9,658	3,863
Loans	333,720	332,111	331,090
Allowance for Loan Losses	4,534	4,621	4,745
Total Deposits	497,024	474,977	476,874
Securities Sold Under Agreements to Repurchase	17,216	15,900	13,479
Federal Home Loan Bank Advances	36,339	36,344	38,857
Junior Subordinated Debt	15,464	15,464	17,914
Shareholders’ equity	54,770	54,183	49,307

Book Value Per Common Share	$10.35	$10.37	$11.52
Tangible Book Value Per Common Share	$10.22	$10.23	$11.25
Equity to Assets	8.75%	8.99%	8.10%
Tangible common equity to tangible assets	8.65%	8.88%	6.20%
Loan (Incl Held for Sale) to Deposit Ratio	68.00%	71.95%	69.43%
Allowance for Loan Losses/Loans	1.36%	1.39%	1.43%

Regulatory Ratios:
Leverage Ratiok	10.78%	10.63%	9.77%
Tier 1 Capital Ratio	17.59%	17.33%	15.69%
Total Capital Ratio	18.82%	18.58%	17.62%
Tier 1 Regulatory Capital	$64,654	$63,381	$57,461
Total Regulatory Capital	$69,191	$67,963	$64,506

(1) Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Average Total Assets	$606,095	$602,933	$594,059
Average Loans (Incl Held for Sale)	337,923	335,010	328,604
Average Earning Assets	562,097	556,804	543,135
Average Deposits	476,695	473,857	466,585
Average Other Borrowings	69,478	69,590	73,928
Average Shareholders’ Equity	54,525	53,954	48,095

Asset Quality;

	As of
	March 31,	December 31,	March 31,
	2013	2012	2012

Non-accrual loans	$5,388	$4,715	$5,416
Other real estate owned and repossessed assets	3,335	3,987	5,383
Accruing loans past due 90 days or more	325	55	—
Total nonperforming assets	$9,048	$8,757	$10,799
Accruing trouble debt restructurings	$365	$960	$3,651

Loan Risk Rating by Category (End of Period)
Special Mention	$9,097	$7,681	$8,632
Substandard	13,870	17,612	16,807
Doubtful	—	—	—
Pass	314,991	316,476	309,514
	$337,958	$341,769	$334,953

	Three months ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Loans charged-off	$305	$236	$204
Overdrafts charged-off	9	10	8
Loan recoveries	(74)	(89)	(23)
Overdraft recoveries	(3)	(3)	(5)
Net Charge-offs	$237	$154	$184
Net charge-offs to average loans	0.07%	0.05%	0.06%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended March 31, 2013			Three months ended March 31, 2012
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$337,923	$4,361	5.23%	$328,604	$4,627	5.66%
Securities:	208,204	907	1.77%	203,496	1,400	2.77%
Other short-term investments	15,970	15	0.38%	11,035	17	0.62%
Total earning assets	562,097	5,283	3.81%	543,135	6,044	4.48%
Cash and due from banks	8,572			8,631
Premises and equipment	17,222			17,443
Intangibles	706			910
Other assets	22,164			28,672
Allowance for loan losses	(4,666)			(4,732)
Total assets	$606,095			$594,059
Interest-bearing liabilities
Interest-bearing transaction accounts	95,237	29	0.12%	84,989	42	0.20%
Money market accounts	60,976	35	0.23%	50,143	42	0.34%
Savings deposits	42,589	11	0.10%	36,445	12	0.13%
Time deposits	182,116	438	0.98%	208,565	831	1.60%
Other borrowings	69,478	491	2.87%	73,928	608	3.31%
Total interest-bearing liabilities	450,396	1,004	0.90%	454,070	1,535	1.36%
Demand deposits	95,777			86,443
Other liabilities	5,397			5,451
Shareholders’ equity	54,525			48,095
Total liabilities and shareholders’ equity	$606,095			$594,059

Cost of funds including demand deposits			0.75%			1.14%
Net interest spread			2.91%			3.12%
Net interest income/margin		$4,279	3.09%		$4,509	3.34%
Net interest income/margin (taxable equivalent)		$4,372	3.15%		$4,540	3.36%